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Sub-Item 77D: Policies with Respect to Security Investments

Effective on October 1, 2014, the Goldman Sachs Bond Fund
(formerly known as the Goldman Sachs Core Plus Fixed Income Fund) revised its principal strategy to state that it invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) (Net Assets) in bonds and other fixed income securities, including securities issued or guaranteed by the U.S. government, its agencies, instrumentalities or sponsored enterprises (U.S. Government Securities), corporate debt securities, collateralized loan obligations, privately issued adjustable rate and fixed rate mortgage loans or other mortgage-related securities (Mortgage-Backed Securities), asset-backed securities and high yield non-investment grade securities (securities rated BB+, Ba1 or below by a nationally recognized statistical rating organization (NRSRO) or, if unrated, determined by the Investment Adviser to be of comparable credit quality). This change is reflected in the supplement to the Funds Prospectus, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on August 15, 2014
(Accession No. 0001193125-14-311506), which is incorporated herein by reference.